KING & SPALDING

Intellectual Property Dept. - Patents
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
www.kslaw.com

Minikia D. Blair, Paralegal
Direct Dial: (404) 572-2544
Direct Fax: (404) 572-5134
mblair@kslaw.com

March 31, 2010

Mr. Mark Edward Bruk
738 Broughton Street, Suite 302
VancouverV6G3A7
Canada

VIA ELECTRONC MAIL ONLY
(MARK@BRUK.COM)

Re: U.S. Patent Application No. 11/809,031
Filed May 31, 2007
Entitled "Method And System For Processing Financial Transactions Using Multiple Financial Accounts"
Our Ref. No. 13406.105002

Action Requested: Provide instructions for response to Office Action.

Dear Mark:

We have received a final Office Action issued by the Patent Office in connection with the above-referenced matter. A copy of the Office Action and last filed amendment are enclosed for your records and review. The due date set for filing a response with the Patent Office is **June 4, 2010**. This date is extendable upon request and payment of a fee. The application will be deemed abandoned if a response is not filed within the extension period.

We have not yet substantively reviewed the Office Action but forward it to you for consideration. In order to proceed with further prosecution of the application, we will need to review the rejections to prepare and file suitable arguments and/or amendments in response to the Office Action in an effort to place this application in condition for allowance. Please provide us with your instructions in this matter by **May 4, 2010**. Absent your instructions to the contrary by the requested date, we will prepare and file a timely response.

We look forward to receiving your instructions as requested above. Meanwhile, if you have any questions, please do not hesitate to contact us. We appreciate the opportunity to be of service to you.

Very truly yours,

Minikia Blair

Minikia D. Blair
Paralegal

Enclosures:
As mentioned above
cc: James J. Mayberry, Esq.